Exhibit 99.1

Schick Technologies Comments on SEC Settlement Conference

LONG ISLAND CITY, N.Y., October 26, 2004 -- Schick Technologies, Inc. (OTC BB:
SCHK) today announced that it has not yet reached a settlement with the Securities and Exchange Commission and that it intends to continue settlement discussions with the SEC. At the recent closed-door settlement conference, held before the Court on October 21, 2004, the Court scheduled January 21, 2005 as the date on which the settlement conference will continue. The parties are free to continue their settlement discussions prior to the next scheduled conference date.

As previously disclosed by the Company, on November 14, 2003, the SEC filed a civil action in the United States District Court for the Eastern District of New York against the Company, its former chief executive officer, and its former vice president of sales and marketing. The SEC complaint alleges fraud, books and records violations, and reporting violations under Sections 10(b), 13(a) and 13(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and various rules promulgated thereunder in connection with the financial statements included in the Company's reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 1998. The SEC complaint seeks to enjoin the Company from future violations of those provisions of the Exchange Act and the rules thereunder, as well as disgorgement of ill-gotten gains, if any, which the Company does not believe to be material in amount. With respect to the other defendants, the complaint seeks injunctive relief, civil penalties, disgorgement and an officer/director bar.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high-resolution radiographs and offer significant advantages over conventional x-ray devices.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including beliefs as to the continuation of settlement discussions relating to the SEC action against the Company, and any other statements which are not historical. Actual future events, results and trends could differ materially from those set forth in such statements due to various factors, including the possibility that the SEC will choose not to participate in settlement discussions and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE: Schick Technologies, Inc.

CONTACT: Lester Rosenkrantz, Cameron Associates, 212-554-5486